Exhibit 10.75 Brown

Exhibit 10.75

October 5, 1999

Beverly A. Brown

300 Mountain Road

Center Tuftonboro, NH 03816

Dear Beverly,

I am pleased to extend to you an offer as Executive Vice President and Chief Marketing Officer, reporting to Ellen Hancock. Your initial base salary will be $20,000 per month, which is equivalent to $240,000 per year. Additionally, you will be eligible for three months of relocation assistance not to exceed $2000 per month. You will also be eligible for a one-time sign-on bonus of $10,000, which is payable after the successful completion of 90 days employment and shall be repaid in one year should you voluntarily terminate employment. We will offer you a loan in the amount of $400,000 identified in the attached Loan Agreement. This loan will be later covered by a promissory note, and is detailed in the attached Loan Agreement.

You will be covered by the Executive Employment Agreement with the exception that in the event of a "termination in connection with a change of control" of the Company, your then effective base salary and medical benefits will continue for twelve months. In the event of a "termination for any other reason" your effective base salary will continue for six months.

You will be eligible to participate in the company executive bonus program with a target incentive at 40% of base salary. You also will be eligible to participate in our health and dental insurance, 401K, employee stock purchase plan and other employee benefits established by the Company.

We will recommend to the Compensation Committee that you be granted options to purchase up to 250,000 shares of Exodus Communications, Inc. common stock under Exodus' 1998 Equity Incentive Plan. The options, if approved by the Committee, will be granted at the first Compensation Committee meeting after your date of hire. The exercise price will be the closing price of the common stock on the date of the Compensation Committee meeting. The options have a vesting period of 50-months beginning on your date of hire. Six months of continuous employment is required before you vest. At the conclusion of six months from your employment date you will be 12% vested. You will then vest at a rate of 2% per month of completed service until your grant is fully vested.

As an employee of Exodus Communications, Inc., you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will become the property of Exodus. You will need to sign the standard "Proprietary Information and Invention Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. Also, you represent that you are not subject to any restrictions that prevent you from working for Exodus.

Your employment is conditioned upon your providing verification of your eligibility for employment in the U.S., which meets the requirements of the U.S. Department of Justice and passing our background investigation.

You will be an at-will employee, which means the employment relationship is voluntarily entered into by mutual consent of the employee and employer, is not for a specified period of time and can be terminated by either the employee or the Company for any reason or at any time, with or without cause.

We look forward to your becoming a part of the Exodus Team. Please confirm your acceptance of this offer at the earliest possible date. Also, please return the original offer signed to the attention of Human Resources and keep copies for your records. You may also fax a copy of each to Julie Wallof at (408) 346-2202. This offer expires 7 days after the issue date.

Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer.

Sincerely,

Robert Helms

Vice President, Human Resources

OFFER ACCEPTED AS OUTLINED ABOVE. No further commitments were made to me as a condition of employment.

_________________________ __________ My start date will be____________

Signature Date